OFFICE OF THE CLERK           RECEIVED                       RECORDING
   CITY HALL                  APR 10 1995                    OF DEEDS
  BOSTON MA 02201             SECRETARY OF THE COMMONWEALTH  APR 10 1995
  APR 10 1995                 CORPORATIONS DIVISION          12H 16M PM
                                                             RECEIVED FOR RECORD
                                                             FEE ___________

                        DECLARATION OF TRUST ESTABLISHING
                                  REALTY TRUST

            This DECLARATION OF TRUST is made at East Boston, Massachusetts, this 10th day of April, 1995, by FAYE A. FLORENCE of Apartment 17D, 770 Boylston Street, Boston, Massachusetts 02199, LEONARD FLORENCE of 99 Lyman Road, Chestnut Hill, Massachusetts 02167 and E. MERLE RANDOLPH of 24 Boren Lane, Boxford, Massachusetts 01921.